OMB APPROVAL
OMB Number: 3235-0060
Expires: October 31, 2007
Estimated average burden hours per response: 38.0

EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

July 8, 2005
Date of Report (Date of earliest event reported)

TORVEC, INC.
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Powder Mills Office Park, 1169 Pittsford-Victor Rd., Suite 125, Pittsford, New York 14534
(Address of Principal Executive Offices and Zip Code)

(585) 248-0840
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - corporate governance and management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 8, 2005 David P. Carlisle, a member of Torvec's Board of Directors and of the Board's Nominating Committee, resigned from Torvec's Board of Directors, and from the Nominating Committee.

Earlier on July 8, 2005 the Board of Directors of Torvec, in order to provide greater efficiency and streamline the corporate decision making process, created an Executive Committee of the Board consisting of Daniel R. Bickel, Herbert H. Dobbs, James A. Gleasman, Keith E. Gleasman, and Gary A. Siconolfi, and by resolution of the Board provided that such Committee shall have and may exercise all of the powers and authority of the Board except as to certain specified matters as required by Section 712 of the New York Business Corporation Law. Having so transferred all authority to manage the business of Torvec to the newly created Executive Committee, the Board cancelled all future Board meetings.

Mr. Carlisle's letter of resignation follows:

Read,
With the passage of the special Board resolution today, and with the cancellation of all future Board meetings, I feel it is appropriate for me to immediately resign from Torvec's Board of Directors. Please consider this email as my resignation notice. I wish Torvec well in the future and will continue to be an ardent supporter of Torvec's promise, its people, and its history of success in automotive technology.
Best regards,
David P. Carlisle

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 14, 2005		Torvec, Inc. (Registrant)

	By:	/s/Keith E. Gleasman
Keith E. Gleasman President